LORD ASSET MANAGEMENT TRUST

SERVICE AND DISTRIBUTION PLAN

Introduction: It has been determined that the classes of shares of each of the series of Lord Asset Management Trust (the “Trust”) listed on Appendix A, as may be amended from time to time (the “Classes” of the “Funds”), will pay for certain costs and expenses incurred in connection with the distribution of its shares and servicing of its shareholders and the Funds therefore adopt the Service and Distribution Plan (the “Plan”) set forth herein pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “Act”).

The Board of Trustees, in considering whether the Funds should implement the Plan with respect to the Classes, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Classes of the Funds for such purposes.

In voting to approve the implementation of the Plan, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds and their Classes and their existing and future shareholders.

The Plan: The material aspects of the financing by each Class of a Funs of distribution expenses to be incurred in connection with securities of which it is the issuer are as follows:

1. Subject to the limits set herein with respect to each Class, assets of each Class will be used to compensate Quasar Distributors, LLC (“Quasar”) or any successor entity designated by the Fund (Quasar and any such successor, the “Distributor”) for services provided and expenses incurred in connection with the distribution and marketing of shares of the Funds and servicing of Fund shareholders. Distribution and servicing costs and expenses may include: (1) printing and advertising expenses; (2) payments to employees or agents of the Distributor who engage in or support distribution of the Funds’ shares, including salary, commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars; (5) expenses related to selling and servicing efforts, including processing new account applications, transmitting customer transaction information to the Funds’ transfer agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include the Distributor itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a “Service Organization”), in respect of the average daily value of the Funds’ shares owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Trust’s Board of Trustees determines to be reasonably calculated to result in the sale of Fund shares or the retention of Fund assets.

2. Payments to the Distributor for Class A Shares: Subject to the limitations of applicable law and regulation, including rules of the Financial Industry Regulatory Authority (“FINRA”), the Distributor will be compensated monthly for such costs, expenses or payments at up to, but not more than, the following annual rates with respect to Class A shares of a Fund, based on the average daily net assets of that Class: 0.25%, which may be used as a “service fee,” as defined in applicable rules of FINRA.

3. Payments to the Distributor for Class C Shares: A Fund may expend pursuant to this Plan and as set forth below an aggregate amount not to exceed 1.00% per annum of the average net assets of the Fund’s Class C shares.

a. Service Fee. A Fund shall pay to the Distributor monthly in arrears a shareholder servicing fee (the “Shareholder Servicing Fee”) at the rate of 0.25% per annum on the Fund’s Class C shares outstanding.

b. Distribution Fee. A Fund shall pay to the Distributor monthly in arrears its Allocable Portion of a fee (the “Distribution Fee”), which shall accrue each day in an amount equal to the product of (A) the daily equivalent of 0.75% per annum multiplied by (B) the net asset value of the Fund’s Class C shares outstanding on each day.

4. Rule 12b-1 Agreements

(a) No Rule 12b-1 Agreement shall be entered into with respect to a Fund and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Fund’s Board of Trustees, including the Plan Trustees (as defined below), cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement. The form of Rule 12b-1 Agreement relating to the Funds attached hereto as Appendix C has been approved by the Funds’ Board of Trustees as specified above.

(b) Any Rule 12b-1 Agreement shall describe the services to be performed by the Service Organization and shall specify the amount of, or the method for determining, the compensation to the Service Organization.

(c) No Rule 12b-1 Agreement may be entered into unless it provides: (i) that it may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of the Fund, or by vote of a majority of the Plan Trustees (as defined below), on not more than 60 days’ written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment, as such term is defined in the 1940 Act.

(d) Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Plan Trustees (as defined below), cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

5. The Plan will become effective immediately upon approval by a majority of the Board of Trustees, and by a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreements entered into in connection with the Plan (the “Plan Trustees”), each pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan, or on such later date as approved by the Trustees.

6. The Plan shall continue with respect to a particular Class for a period of one year from its effective date, unless earlier terminated as to that Class in accordance with its terms, and thereafter shall continue automatically with respect to such Class for successive annual periods, provided such continuance is approved by a majority of the Board of Trustees, and by a majority of the Plan Trustees, each pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

7. The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which a Class may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of that Class and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 6 hereof.

8. The Plan is terminable as to any Class without penalty at any time by (a) vote of a majority of the Plan Trustees, or (b) vote of a majority of the outstanding voting securities of that Class.

9. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

10. While the Plan is in effect, the selection and nomination of Trustees who are not “interested persons” (as defined in the Act) of the Funds shall be committed to the discretion of the Trustees who are not “interested persons”.

11. The Funds shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 9 hereof, for a period of not less than six years from the date of the Plan, of such agreement or report, the first two years in an easily accessible place.

Dated as of June 18, 2012

Appendix A

Series and Classes of the Trust Subject to the Plan

Thomas White International Fund – Class A and Class C shares

Thomas White Emerging Markets Fund – Class A and Class C shares

A-1

Appendix B

Rule 12b-1 Related Agreement

Quasar Distributors, LLC

615 East Michigan Street

Milwaukee, WI 53202

Financial Intermediary

[Address]

[Address]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Service and Distribution Plan (the “Plan”) adopted by Lord Asset Management Trust (the “Trust”), on behalf of each series of the Trust listed on Schedule A of this agreement (the “Rule 12b-1 Agreement”), as may be amended from time to time (each of the “Funds”), pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The Plan and this Rule 12b-1 Agreement have been approved by a majority of the Board of Trustees of the Trust, including a majority of the Board of Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit each of the Funds and their shareholders.

1. To the extent you provide distribution and marketing services in the promotion of a Fund’s shares and/or services to the Fund’s shareholders, including furnishing services and assistance to your customers who invest in and own shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933, the U.S. PATRIOT Act of 2001 and any applicable rules of the Financial Industry Regulatory Authority.

2. You shall furnish us with such information as shall reasonably be requested either by the Trustees of the Funds or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

3. We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4. This Rule 12b-1 Agreement may be terminated by the vote of: (a) a majority of shareholders, or (b) a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Trust and us and shall terminate immediately in the event of its assignment, as such term is defined in the 1940 Act. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon affecting any purchases of shares for your own account or on behalf of any of your customers’ accounts following your receipt of such notice.

5. This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Quasar Distributors, LLC

By:
James Schoenike, President

Accepted:

(Dealer or Service Provider Name)

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)

By:
(Name and Title)

Schedule A

to the

Rule 12b-1 Agreement

for Lord Asset Management Trust

Fund	Class	12b-1 Fees*
Thomas White	Class A	0.25%
International Fund	Class C	1.00%
Thomas White	Class A	0.25%
Emerging Markets Fund	Class C	1.00%

*	For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you the fee shown above calculated as follows:

The above fee as a percentage of the average daily net assets of the Class of the Funds (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Trust or its agent, designate your firm as the customer’s dealer or service provider of record.

We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Funds’ current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.

B-4